Mr. Jeffrey Blumenfeld
6614 32nd Street, N.W.
Washington, D.C.  20015

     Re:  Offer Letter

Dear Jeffrey:

          It gives me great pleasure as President and CEO of Accelerated Connections, Inc. ("the Company") to offer you employment with the Company. This letter will serve to lay out the basic terms of your employment. The effective date of your employment will be August 25, 1997.


               1.   Position

               You will be Vice President and General Counsel at Accelerated Connections, Inc. You will report directly to me. You will be expected to devote all necessary time and effort to your duties at Accelerated Connections, Inc., with a minimum time commitment of three days, or 24 hours, per week. The Company may, from time to time, require full time commitment from you. You and I will need to agree upon a process to be utilized by which you will substantiate the time you spend working on Company business.

               2.   Salary

               Your annual base salary will be $110,000. Given your continued association with your law firm, we assume that you already have medical, dental, and other employee welfare benefits.


               3.   Stock

               Subject to approval by the Board of Directors, you will be granted options to purchase 182,548 shares of Common Stock at an exercise price of $0.10 per share. 25% of the options (i.e., 45,637 shares) will vest on the first anniversary of the grant date, which coincides with your effective date of employment, and the remaining 75% will vest thereafter on a monthly basdis over the succeeding three-year period, for a total vesting period of 4 years.


               4.   Location

               The Company headquarters will be located in Colorado. You will perform your duties on behalf of the Company from your offices in Washington, D.C., but will travel to Colorado as requested by the Company. You will be reimbursed for reasonable expenses incurred in connection with such travel; however, hours spent travelling will not count against the minimum time commitment described in paragraph 1, unless you are actually working on Company business while in transit.


               5.   "Friends and Family" Agreement

               In your capacity as a partner in the law firm of Blumenfeld & Cohen, you have agreed to provide the Company with a permanent one-third (33 1/3%) discount on all legal fees and services provided to the Company by other persons affiliated with your firm, in exchange for the Company's agreement to allow Blumenfeld & Cohen to purchase 30,000 shares of Preferred Stock at an exercise price of $1.00 per share. The Company's agreement to permit your firm to purchase Preferred Stock, as detailed in this paragraph, is subject to the approval of the Company's Board of Directors.


               Employment with Accelerated Connections, Inc. will not be for a specified term and can be terminated by you or by the Company at any time and for any reason, with or without cause, and with or without notice. Any contrary representations which may have been made or which may be made to you are, or will be, superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and the Company concerning the duration of your employment and the circumstances under which you or the Company may terminate the employment relationship. Although your job duties, title, compensation and benefits may change over time, the "at will" term of your employment can only be changed in a writing which is signed by you and by the President of the Company. If you accept this offer, the terms described in this letter will be the terms of your employment. This offer is contingent upon you executing the Accelerated Connections Proprietary Information and Inventions Agreement and Non-Competition Agreement, copies of which are attached hereto and incorporated by reference. The terms of this letter and your employment will be governed by the laws of the State of Colorado.

               In compliance with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent upon your providing the legally required proof of your identity and authorization to work in the United States.

          Assuming this letter is acceptable to you, please sign a copy and return it to me.

          I believe we all have an excellent opportunity to build a major next generation communications company. I'm delighted that you've decided to join our team, and I am looking forward to working with you.


Sincerely,
/s/ Catherine M. Hapka
Catherine M. Hapka


Accepted:

/s/ Jeffrey Blumenfeld             8/10/97
-----------------------            ------------------------
Jeffrey Blumenfeld                 Date